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                             [ENDOCARE LETTERHEAD]



Contact:       Paul W. Mikus                           FOR IMMEDIATE RELEASE
               Chairman and CEO
               (949) 595-4770

               or

               William R. Hughes
               Senior Vice President and  CFO
               (949) 595-4770

             ENDOCARE RAISES $3 MILLION IN NEW FINANCING AND CLOSES
                  $3 MILLION CREDIT FACILITY TO SUPPORT PRODUCT
                                DEMAND AND LAUNCH

Irvine, Calif., August 5, 1999- As a result of increasing demand for the Company's cryosurgical technology for prostate cancer and an aggressive launch program, Endocare, Inc. (Nasdaq: ENDO) today announced it has raised an additional $3 million from an institutional investor as part of a convertible debenture financing. This investment is in addition to $5 million received from the same institutional investor under a convertible debenture financing which closed in June 1999, and its conversion price is at a premium to the conversion price in the first transaction. Under a separate transaction, Endocare also completed a two year, $3 million working capital facility with Transamerica Technology Finance, a division of Transamerica Business Credit Corp., a unit of Transamerica Corp.

"This additional investment in the company, which includes a conversion price at a premium to the current market price of the company's common stock, evidences the confidence the investment community has in Endocare. Additionally, the current launch of the Company's Cryocare technology for prostate cancer, off recent national Medicare coverage effective July 1, has been going extremely well," said Paul W. Mikus, president and chief executive officer.

The convertible debenture financing consists of an initial $3 million private placement of 7% non-voting convertible debentures due in July 2002. The debentures are convertible at any time at the investor's option into a fixed number of shares of Endocare common stock at $6 per share, subject to certain antidilution provisions. The Company also has the ability, under certain circumstances, to obligate the investor to convert the debentures

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into common stock. As part of the debenture financing, the investor has the option at any time to purchase an additional $3 million of three-year 7% non-voting convertible debentures, convertible into Endocare common stock at $6 3/4 per share. Additionally, under certain circumstances, the Company may require the investor to exercise the option and purchase the debentures.

As part of the debenture financing, the Company has agreed to file a Form S-3 Registration Statement with the Securities and Exchange Commission relating to the resale of the common stock issuable upon the conversion of the debentures.

ABOUT ENDOCARE

Endocare, Inc.--www.ecare.org--develops, manufactures and markets an array of innovative, temperature-based surgical devices and technologies, including those used in targeted cryoablation for the treatment of prostate cancer. The Company is also developing innovative stage technologies for prostate obstruction.


ABOUT TRANSAMERICA TECHNOLOGY FINANCE

Transamerica Technology Finance provides equipment, senior and bridge term loans and working capital facilities to venture and intermediate stage technology and life science companies.



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        This release does not explain all of the details of the financings described above, and investors should read the Current Report on Form 8-K to be filed with the Securities and Exchange Commission regarding the financings to obtain additional information regarding them. In addition, this release contains forward looking statements regarding the business and prospects of Endocare. The Company's business and results of operations are subject to risk and uncertainties including, but not limited to, those discussed in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. Such risk factors include, but are not limited to, limited operating history of the Company with a history of losses; fluctuations in the Company's order levels; uncertainty regarding market acceptance of the Company's new products; uncertainty of product development and the associated risks related to clinical trials; the rapid pace of technological change in the Company's industry; the Company's limited sales, marketing and manufacturing experience, and the ability to convince health care professionals and third party payers of the medical and economic benefits of the Company's products. The actual results that the Company achieves may differ materially from any forward looking statements due to such risks and uncertainties.